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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 16)*


                               Danaher Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    23585110
            ---------------------------------------------------------
                                 (CUSIP Number)

                                 Michael G. Ryan
                   2099 Pennsylvania Avenue, NW, 12/th/ Floor
                            Washington, DC 20006-1813
                                 (202) 828-0060

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 April 22, 2003
            ---------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------                --------------------------------
 CUSIP No. 23585110                              Page 2 of 8 Pages
           ------------------
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Equity Group Holdings LLC

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                       (b) [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [_]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER
                      14,314,888
   NUMBER OF
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY    8    SHARED VOTING POWER
   OWNED BY           None
     EACH
   REPORTING    ----------------------------------------------------------------
    PERSON       9    SOLE DISPOSITIVE POWER
     WITH             14,314,888

                ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
                      None

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,314,888
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------                --------------------------------
 CUSIP No. 23585110                              Page 3 of 8 Pages
           ------------------
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Equity Group Holdings II LLC

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                       (b) [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [_]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER
                      3,692,482
   NUMBER OF
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY    8    SHARED VOTING POWER
   OWNED BY           None
     EACH
   REPORTING    ----------------------------------------------------------------
    PERSON       9    SOLE DISPOSITIVE POWER
     WITH             3,692,482

                ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
                      None

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,692,482
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------                --------------------------------
 CUSIP No. 23585110                              Page 4 of 8 Pages
           ------------------
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Equity Group Holdings III LLC

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                       (b) [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [_]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER
                      12,000,000
   NUMBER OF
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY    8    SHARED VOTING POWER
   OWNED BY           None
     EACH
   REPORTING    ----------------------------------------------------------------
    PERSON       9    SOLE DISPOSITIVE POWER
     WITH             12,000,000

                ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
                      None

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,000,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

----------------------------------                      ------------------------
 CUSIP No. 23585110                                      Page 5 of 8 Pages
           -------------------
----------------------------------                      ------------------------
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven M. Rales
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

-------- -----------------------------------------------------------------------
 4        SOURCE OF FUNDS*


--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [_]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             2,288,331
    NUMBER OF
      SHARES         -----------------------------------------------------------
   BENEFICIALLY       8      SHARED VOTING POWER
     OWNED BY                30,007,370
       EACH
     REPORTING       -----------------------------------------------------------
      PERSON          9      SOLE DISPOSITIVE POWER
       WITH                  2,288,331

                     -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             30,007,370

--------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          32,295,701
--------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          21.1%
--------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

----------------------------------                      ------------------------
 CUSIP No. 23585110                                      Page 6 of 8 Pages
           -------------------
----------------------------------                      ------------------------
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mitchell P. Rales
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*


--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [_]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             2,620,921
    NUMBER OF
      SHARES         -----------------------------------------------------------
   BENEFICIALLY       8      SHARED VOTING POWER
     OWNED BY                30,007,370
       EACH
     REPORTING       -----------------------------------------------------------
      PERSON          9      SOLE DISPOSITIVE POWER
       WITH                  2,620,921

                     -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             30,007,370

--------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          32,628,291
--------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          21.4%
--------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------------------                      ------------------------
 CUSIP No. 23585110                                      Page 7 of 8 Pages
           -------------------
----------------------------------                      ------------------------

 This Amendment No. 15 to Schedule 13D amends and supplements, in accordance with Rule 13d-2, the Schedule 13D and amendments thereto previously filed by and on behalf of the Reporting Persons.


 Item 5.       Interest in Securities of the Issuer

               Item 5 is hereby amended and supplemented as follows:

         As of the date hereof, Equity Group Holdings LLC is the beneficial owner of 14,314,888 Shares, representing approximately 9.4% of the 152,824,788 Shares outstanding on April 10, 2003, as represented in the Issuer's Form 10-Q filed on April 17, 2003. As of the date hereof, Equity Group Holdings II LLC is the beneficial owner of 3,692,482 Shares representing approximately 2.4% of the 152,824,788 Shares outstanding on April 10, 2003, as represented in the Issuer's Form 10-Q filed on April 17, 2003. As of the date hereof, Equity Group Holdings III LLC is the beneficial owner of 12,000,000 Shares representing approximately 7.9% of the 152,824,788 Shares outstanding on April 10, 2003, as represented in the Issuer's Form 10-Q filed on April 17, 2003. As of the date hereof, Mitchell P. Rales is the beneficial owner of 32,628,291 Shares representing approximately 21.4% of the 152,824,788 Shares outstanding on April 10, 2003, as represented in the Issuer's Form 10-Q filed on April 17, 2003. As of the date hereof, Steven M. Rales is the beneficial owner of 32,295,701 Shares representing approximately 21.1% of the 152,824,788 Shares outstanding on April 10, 2003, as represented in the Issuer's Form 10-Q filed on April 17, 2003. The Shares beneficially owned by each of Steven M. Rales and Mitchell P. Rales include Shares pledged as collateral to secure a loan of Shares to each of them by Capital Yield Corporation.

----------------------------------                      ------------------------
 CUSIP No. 23585110                                      Page 8 of 8 Pages
           -------------------
----------------------------------                      ------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 23, 2003
       ----------------------------

                                         By:  /s/ Steven M. Rales
                                             -----------------------------------
                                             Steven M. Rales

                                         By:  /s/ Mitchell P. Rales
                                             -----------------------------------
                                             Mitchell P. Rales

                                         EQUITY GROUP HOLDINGS LLC

                                         By:  /s/ Michael G. Ryan
                                             -----------------------------------
                                             Michael G. Ryan, Vice President

                                         EQUITY GROUP HOLDINGS II LLC

                                         By:  /s/ Michael G. Ryan
                                             -----------------------------------
                                             Michael G. Ryan, Vice President

                                         EQUITY GROUP HOLDINGS III LLC

                                         By:  /s/ Michael G. Ryan
                                             -----------------------------------
                                             Michael G. Ryan, Vice President